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                                                                  Exhibit (h)(5)

                                     FORM OF
                           TRADE PROCESSING AGREEMENT

     This Agreement is entered into as of October ___, 2003 by and among AMERICAN PERFORMANCE FUNDS (the "Trust"), a Massachusetts business trust, and BISYS RETIREMENT SERVICES, INC. ("Retirement Services"), a ______ corporation, with respect to each currently existing investment portfolio of the Trust and each investment portfolio of the Trust that may be established from time to time (such investment portfolios being individually referred to herein as the "Fund" and collectively as the "Funds.")

     WHEREAS, the Trust is a registered management investment company;

     WHEREAS, Retirement Services provides administrative services comprised of, but not limited to, recordkeeping, reporting and processing services (the "Administrative Services") to various retirement accounts (the "Accounts"), and Administrative Services for each Account include processing and transfer arrangements for the investment and reinvestment of Account assets in investment media pursuant to the provisions of the Account's governing document in one or more omnibus accounts maintained by Retirement Services with the Funds; and

     WHEREAS, the Trust desires that Retirement Services accept orders for the purchase, exchange and redemption of shares of the Funds (the "Shares") by the Accounts, subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. PERFORMANCE OF SERVICES. Retirement Services agrees to perform the administrative services and functions with respect to Shares owned by Accounts.

     2. PRICING INFORMATION. The Trust or its designee will furnish Retirement Services, subject to availability, on each business day that the New York Stock Exchange is open for business ("Business Day"), with the following information ("Price Information"): (i) net asset value information for each Fund as of the close of regular trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or at such other times at which a Fund's net asset value is calculated as specified in such Fund's prospectus (the "Close of Trading"); and
(ii) dividend and capital gains information for each Fund as it becomes available. The Trust or its designee shall provide the Price Information, subject to availability, to Retirement Services by 7:00 p.m. Eastern Time on the same Business Day. The Trust may, in its discretion, cause the Trust's transfer agent or other designee to provide the Price Information directly to Retirement Services.

     3. ORDERS; DISTRIBUTIONS. Retirement Services, as limited agent of the Trust, shall accept from the Accounts orders for the purchase, exchange or redemption of Shares of the Funds ("Orders") and shall transmit such Orders to the Trust or its designee. Retirement Services agrees that Orders derived from instructions received in proper form by Retirement Services prior to the Close of Trading on any given Business Day shall be processed that same evening and transmitted to the Trust or its designee by 7:00 a.m. Eastern Time on the next Business Day. Retirement Services agrees that payment for net purchases of Shares attributable to all orders executed for the Accounts shall be wired by Retirement Services or its




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designee to a custodial account designated by the Trust no later than 6:00 p.m.
Eastern Time on the Business Day following the Business Day that instructions in proper form are received and processed by Retirement Services. The Business Day on which instructions are received in proper form by Retirement Services by the Close of Trading will be the date as of which Shares will be purchased and redeemed as a result of such instructions. Instructions received in proper form by Retirement Services after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. At the Trust's instruction, Retirement Services will provide such instructions directly to the Trust's transfer agent.

     4. MAINTENANCE OF RECORDS. Each party or its designee shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services and in making Shares available to the Accounts.

     5. RELATIONSHIP OF PARTIES. Except to the extent specifically provided herein, it is understood and agreed that all Services performed hereunder by Retirement Services shall be as a limited agent and independent contractor and not as an employee or general agent of the Trust, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

     6. FEES AND EXPENSES. As consideration for the services rendered hereunder, the Trust shall pay Retirement Services a service fee at an annual rate specified in Schedule A attached hereto (the "Fee").

     7. TERMINATION. This Agreement shall terminate,

               (a) at the option of the Trust or Retirement Services upon 60 days' advance written notice to the other parties hereto; or

               (b) in the event of a material breach that has not been cured within 10 days following a written notice of breach to the breaching party.

     8. INDEMNIFICATION. Retirement Services agrees to indemnify and hold harmless the Trust and each of its trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any orders that are not timely transmitted by Retirement Services in accordance with Section 3 of this Agreement; (ii) Retirement Services's negligence or willful misconduct in performing the Services; (iii) any breach by Retirement Services of any material representation, warranty or covenant made in this Agreement; or (iv) any requests that are submitted by duly authorized representatives of Retirement Services on behalf of Accounts for transaction adjustments (including, but not limited to, the pricing of net purchases or net redemptions of Shares on an "as of" basis). Retirement Services will reimburse the indemnities for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such losses, claims or actions.

     9. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Each party represents that (a) it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity and (b) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement. Retirement Services further represents, warrants and covenants that:



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          (i)  it is not required to be registered as a broker-dealer or a transfer agent under the 1934 Act or any applicable state securities laws, including as a result of entering into and performing the Services set forth in this Agreement; and

          (ii) it has adopted and implemented internal controls reasonably designed to prevent instructions received from or on behalf of the Accounts on a given Business Day after the Close of Trading from being aggregated with the order for net purchases or net redemptions of Shares for that Business Day.

     The Trust further represents, warrants and covenants that the Trust is registered as an investment company under the Investment Company Act of 1940, as amended, and its Shares are registered under the Securities Act.

     10. NOTICE. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other parties at the following addresses or such other addresses that may be furnished:

     If to the Trust:

            American Performance Funds
            3435 Stelzer Road, Suite 1000
            Columbus, Ohio  43219-8011

     If to Retirement Services to:

            BISYS Retirement Services, Inc.

            -----------------------------------

            -----------------------------------

            Attention:
                       ------------------------



A notice given pursuant to this Section 10 shall be deemed given immediately when delivered personally, three days after the date of certified mailing, or one day after delivery by courier service.

     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     12. GENERAL PROVISIONS. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by writing signed by each of the parties. This Agreement shall not be assigned by either party hereto, without the prior written consent of the other party hereto. The provisions of Section 4 and 8 shall survive termination of this Agreement.






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     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of this ____ day of October, 2003.



                                            AMERICAN PERFORMANCE FUNDS

                                            By: ___________________________
                                            Title: ________________________



                                            BISYS RETIREMENT SERVICES, INC.

                                            By: ___________________________
                                            Title: ________________________























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                                   SCHEDULE A

                                    THE FEES


$12 per plan, per participant, per fund